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                                               EXHIBIT 99

The Bank of New York Company, Inc.             NEWS
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                                         One Wall Street, New York, NY 10286
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                                         Contact:
                                         PUBLIC AND INVESTOR RELATIONS


IMMEDIATELY                               Frank Scarangella, SVP
                                          Cary J. Giacalone, VP
                                          (212) 635-1590

        THE BANK OF NEW YORK COMPANY, INC. TO SELL FACTORING AND
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        ASSET-BASED LENDING BUSINESS TO GMAC FOR $1.8 BILLION AND
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                ANNOUNCES A NEW STOCK BUYBACK PROGRAM
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 Sale Accelerates The Bank of New York's Strategic Thrust to Emphasize
               Higher Growth Fee-Based Business Lines

NEW YORK, N.Y., June 8, 1999 - The Bank of New York Company, Inc. (NYSE:BK), announced today the signing of a definitive agreement to sell BNY Financial Corporation (BNYFC), its factoring and asset-based lending business, to General Motors Acceptance Corporation (GMAC), a wholly owned subsidiary of General Motors Corporation (NYSE:GM), for $1.8 billion in cash. The sale will also include related Canadian and UK factoring and asset-based operations. The Bank estimates a pre-tax gain of approximately $1.05 billion from this transaction, on a preliminary basis.

The Bank of New York, General Motors Corporation and GMAC Boards of Directors have approved the transaction and all due diligence has been completed. The transaction is targeted to close by the end of the second quarter, and is subject to customary regulatory approvals.

At the same time, The Bank of New York Company, Inc. announced that its Board of Directors has approved, upon successful completion of the sale of BNYFC, a plan under which the Company will buy back 30 million of its common shares. The Company has repurchased substantially all of the 18 million shares authorized under the buyback program announced in December 1998.

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Thomas A. Renyi, chairman and chief executive officer of The Bank of New York
Company, Inc., said, "This transaction further advances our overall strategy, which is to focus on our higher growth fee-based activities, including securities servicing, cash processing and fiduciary services. While the sale would have a slightly dilutive pro forma effect on earnings of 2% to 3% for the full year 1999, the increased concentration on our fee-based businesses will enhance our overall earnings growth.

 "We are pleased to have found in GMAC, a buyer who has an acknowledged strategic interest in this business and who not only recognizes the value of the franchise, but the staff which developed that value," concluded Mr. Renyi.

BNY Financial Corporation, together with its affiliates, is the leading provider of factoring and asset-based lending services in the United States, Canada and the United Kingdom. It supports middle market businesses with annual sales of $5 million and above.

GMAC, a wholly owned subsidiary of General Motors Corporation, is one of the world's largest financial services companies with business lines in automotive finance, commercial and residential mortgages, and insurance. At March 31, 1999, GMAC's owned assets and serviced automobile receivables exceeded $140 billion and combined service assets of the GMAC Mortgage Group exceeded $250 billion. More information on GMAC Financial Services is available at www.gmacfs.com.

The information presented with respect to earnings growth and the Company's plans and objectives in moving toward fee-based business is forward-looking information. As such, it is subject to risks and uncertainties that could cause actual results to differ materially from the projected results discussed above. These uncertainties include market changes that differ from the Company's market forecasts and the actions that management could take in response to these changes. For further information see discussion of forward-looking statements appearing in the Company's Annual Report on Form 10-K under the heading "Forward Looking Statements."

The Bank of New York Company, Inc., is one of the largest bank holding companies in the United States, with total assets of over $64 billion as of March 31, 1999. The Company provides a complete range of banking and other financial services to corporations and individuals worldwide through its basic businesses: Securities Servicing and Cash Processing; Corporate Banking; Trust, Investment Management and Private Banking; Retail Banking; and Financial Market Services. Additional information on the Company is available at www.bankofny.com.

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